TORTOISE TOTAL RETURN FUND, LLC

PROXY VOTING POLICIES AND PROCEDURES

1.	Introduction
            Tortoise Total Return Fund, LLC (the “Company”) has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of the Company and its shareholders. In pursuing this policy, proxies should be voted in a manner that is intended to maximize shareholder value and all conflicts of interests should be resolved exclusively in favor of the Company.

2.	Delegation
            The Company hereby delegates responsibility for voting proxies for which it is entitled to vote to Tortoise Capital Advisors, LLC (the “Adviser”) and the Adviser hereby accepts such delegation and agrees to vote proxies in accordance with these Policies and Procedures. The Adviser may delegate its responsibilities under these Policies and Procedures to a third party, provided that no such delegation shall relieve the Adviser of its responsibilities hereunder and the Adviser shall retain final authority and fiduciary responsibility for such proxy voting.

3.	General

a.
Because of the unique nature of the Master Limited Partnerships (“MLPs”) in which the Company primarily invests, the Adviser shall evaluate each proxy on a case-by-case basis. Because proxies of MLPs are expected to relate only to extraordinary measures, the Company does not believe it is prudent to adopt pre-established voting guidelines.

b.
The Chief Executive Officer is responsible for monitoring Company actions and ensuring that (i) proxies are received and forwarded to the appropriate decision makers; and (ii) proxies are voted in a timely manner upon receipt of voting instructions. The Company is not responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.

c.
The Chief Executive Officer shall implement procedures to identify and monitor potential conflicts of interest that could affect the proxy voting process, including (i) significant client relationships; (ii) other potential material business relationships; and (iii) material personal and family relationships.

d.
All decisions regarding proxy voting shall be determined by the Investment Committee of the Adviser and shall be executed by the Chief Executive Officer. Every effort shall be made to consult with the portfolio manager and/or analyst covering the security.

e.	The Company may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions).

4.	Conflicts of Interest
            The Adviser shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more of the Managers of the Adviser actually knew or should have known of the conflict. The Company is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

●	A principal of the Company or any person involved in the proxy decision-making process serves on the Board of the portfolio company.

●	An immediate family member of a principal of the Company or any person involved in the proxy decision-making process serves as a director or executive officer of the portfolio company.

●	The Company, any venture capital fund managed by the Company, or any affiliate holds a significant ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the Chief Compliance Officer.

If a material conflict is identified, Company management may (i) disclose the potential conflict to the Board of Directors and obtain consent; or (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions.

5.	Board Reporting.

a.
The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually to the Board regarding any issues arising under the Policy, including any issues arising under these Policies and Procedures since the last report to the Board and the resolution of such issues, including information about conflicts.

b.	The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually, identifying any recommended changes in practices.

6.	Recordkeeping

The Chief Executive Officer is responsible for maintaining the following records:

●	proxy voting policies and procedures;

●
proxy statements (provided, however, that the Company may rely on the Securities and Exchange Commission’s EDGAR system if the Company filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided the Company with an undertaking to provide a copy of the proxy statement promptly upon request);

●	records of votes cast; and

●	any records prepared by the Company that were material to a proxy voting decision or that memorialized a decision.

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Adopted:   May 23, 2007